UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

IIOT-OXYS, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-50773	56-2415252
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

705 Cambridge Street Cambridge, MA 02141
(Address of principal executive offices, including zip code)

(401) 307-3092
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 22, 2018, IIOT-OXYS, Inc., a Nevada corporation (the “Company”), issued a Senior Secured Convertible Promissory Note in the principal amount of $500,000 to Sergey Gogin (the “2018 Note”). In addition, on March 6, 2019, the Company issued a Senior Secured Convertible Promissory Note in the principal amount of $50,000 to YVSGRAMORAH LLC (the “2019 Note” and, together, with the 2018 Note, each, a “Note” or, together, the “Notes”).

The Company has entered into several amendments to each of the Notes which have extended the maturity dates of each of the Notes to March 1, 2024.

On March 1, 2024, the Notes matured without payment by the Company and the Notes went into default. Under the Notes, the Company had ten Trading Days (as defined in the Notes) to cure the defaults; however, the Company failed to do so.

Due to the defaults, under the Notes, the outstanding principal plus liquidated damages, interest and other amounts owing through the date of acceleration, are now, at the holder’s election, immediately due and payable in cash. Commencing ten Trading Days after the occurrence of the defaults (i) the principal amounts on each Note were increased 20%, (ii) the number of warrant shares exercisable pursuant to warrants previously issued to the Note holders were increased from 50% to 100%, and (iii) the Note holders have the right to appoint a Board member to join the Company’s Board of Directors.

We are currently in negotiations with these lenders to negotiate new terms and believe that new terms will be agreed to in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IIOT-OXYS, Inc.

Date: March 21, 2024	By:	/s/ Clifford L. Emmons
Clifford L. Emmons, Chief Executive Officer

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